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                                                                 Exhibit 3(i)(b)


                         CERTIFICATE OF VOTING POWERS,
                         DESIGNATIONS, PREFERENCES AND
                       RELATIVE, PARTICIPATING, OPTIONAL
                            OR OTHER RIGHTS, AND THE
                         QUALIFICATIONS, LIMITATIONS OR
                          RESTRICTIONS THEREOF, OF THE
                SERIES A CONVERTIBLE REDEEMABLE PREFERRED STOCK

                                       OF

                        ALLIN COMMUNICATIONS CORPORATION


                 _____________________________________________

     Allin Communications Corporation, a corporation organized and existing by virtue of the laws of the State of Delaware (the "Corporation"), does hereby certify that the following resolutions were duly adopted by the Board of Directors of the Corporation by Unanimous Written Consent dated July 23, 1996.

     RESOLVED THAT, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), the Board of Directors hereby creates, from the shares of Preferred Stock (the "Preferred Stock") of the Corporation authorized to be issued pursuant to the Certificate of Incorporation, a series of the Preferred Stock designated Series A Convertible Redeemable Preferred Stock, and hereby fixes the voting powers, designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the shares of such Series as follows:

     1.     Designation.  Forty thousand (40,000) shares of the Preferred Stock
            -----------
are hereby designated Series A Convertible Redeemable Preferred Stock with a par value of One Hundred Dollars ($100) per share (the "Series A Preferred Stock").

     2.     Rank.  The Series A Preferred Stock shall rank senior to the Common
            ----
Stock.

     3.     Dividends.
            ---------

     (a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared out of funds legally available for the payment of dividends by the Board of Directors, cash dividends on each share of the Series A Preferred Stock (referred to as a "Share") at a rate per annum of 8% of the par value thereof, from and including the date of issuance of such Share to and including the date on which the Redemption Price of such Share is paid.
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     If the Corporation has not consummated an initial public offering of its common stock ("Initial Public Offering") on or before December 31, 1996, the dividend rate provided for in the preceding paragraph of this Section shall increase from 8% to 12% of the par value of a share of Series A Preferred Stock, from and after December 31, 1996.

     Such dividends, to the extent declared by the Board of Directors, will be payable quarterly in arrears on each October 31, January 31, April 30 and July 31 (hereinafter referred to as "Dividend Payment Dates"). To the extent that dividends are not paid on a particular Dividend Payment Date, all such dividends will accrue and compound on a quarterly basis and will be paid on or before the Redemption Date.

     (b) So long as any shares of the Series A Preferred Stock are outstanding, the Corporation will not declare or pay or set apart for payment any dividends (other than a dividend in common stock or in any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) or make any other distribution on any class of stock of the Corporation ranking junior to the Series A Preferred Stock either as to dividends or upon liquidation (collectively, "Junior Securities") and will not redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other analogous fund for the redemption or purchase of any shares of any Junior Securities (in any such case, a "Junior Payment"), unless all dividends on the Series A Preferred Stock for the Dividend Payment Date immediately prior to or concurrent with the payment with respect to any such dividend, distribution, redemption, purchase or acquisition as to such Junior Securities shall have been paid, or declared and a sum sufficient for the payment thereof set aside by the Corporation separate and apart from its other funds.

     4.     Liquidation.
            -----------

     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital, surplus or earnings) or proceeds therefrom shall be made to or set apart for the holders of shares of any Junior Securities, the holders of shares of Series A Preferred Stock shall be entitled to receive payment of $100 per share (the "Liquidation Value") held by them, plus an amount equal to all dividends accrued and compounded and unpaid on such shares to the date of such payment.

     (b) If upon any liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series A Preferred Stock are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed will be distributed ratably among such holders based upon the aggregate Liquidation Value of the Series A Preferred Stock held by each such holder. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than sixty (60) days prior to the payment date stated therein, to each record holder of Series A Preferred Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or

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transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.

     5.     Redemption.
            ----------

     (a) Mandatory Redemption.  The Corporation shall redeem all outstanding
         --------------------
shares of Series A Preferred Stock on or before June 30, 2006 (the "Mandatory Redemption Date").

     (b) Optional Redemption.  At any time after the termination of the
         -------------------
Conversion Period, and before the Mandatory Redemption Date, the Corporation shall have the right to redeem all or part of the outstanding Shares, by giving written notice thereof to the affected stockholder or stockholders (the "Redemption Notice"). The Redemption Notice shall specify the redemption date which shall be not less than thirty (30) days from the date of the Redemption Notice and the number of shares to be redeemed. If fewer than all of the outstanding Shares are to be redeemed, such Shares shall be redeemed on a pro rata basis among the holders of record of outstanding Shares.

     (c) Redemption Price.  The redemption price for shares of Series A
         ----------------
Preferred Stock shall be One Hundred Dollars ($100) per Share, plus an amount equal to all accrued and compounded and unpaid dividends to the date of redemption (the "Redemption Price").

     (d) Redemption Procedure.  Unless default is made in the payment of the
         --------------------
Redemption Price, all rights of the holders of such Shares as stockholders of the Corporation by reason of the ownership of the respective Shares shall cease at the close of business on the Redemption Date ("Redemption Date"), except the right to receive payment in full of the Redemption Price of such Shares on presentation and surrender of the certificate or certificates for such Shares, and after the Redemption Date such Shares shall not be deemed to be outstanding. In case less than all the Shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed Shares without cost to the holder thereof.

     At its option, the Corporation may, on or prior to the Redemption Date, deposit an amount equal to the aggregate Redemption Price of the Shares of the Series A Preferred Stock to be redeemed with a bank or trust company (the "Depositary"), having its principal office in the City of Pittsburgh, Commonwealth of Pennsylvania, and designated by the Board of Directors, to be held in trust by the Depositary, for the sole benefit of the holders of the Series A Preferred Stock, for payment to the holders of such Shares then to be redeemed. If such deposit is made and the funds so deposited are made immediately available to the holders of the Shares of the Series A Preferred Stock to be redeemed, the Corporation shall thereupon be released and discharged (subject to the provisions of the next paragraph of this Section) from its obligation to make payment of the Redemption Price of

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the Shares of Series A Preferred Stock to be redeemed, and the holders of such
Shares shall look only to the Depositary for such payment.

     Any funds deposited with the Depositary as aforesaid with respect to payment of the Redemption Price of Shares of the Series A Preferred Stock remaining unclaimed at the end of five (5) years from and after the Redemption Date in respect of which such funds were deposited, shall be returned to the Corporation forthwith; and thereafter the holders of Shares of the Series A Preferred Stock redeemed on such Redemption Date shall look only to the Corporation for the payment of the Redemption Price thereof. Any interest accrued on any funds deposited with the Depositary shall belong to the Corporation and shall be paid to it by the Depositary from time to time on demand.

     On or after the Redemption Date, the holders of Shares of Series A Preferred Stock which have been redeemed shall surrender their certificates representing such Shares to the Corporation at its principal place of business or as otherwise notified, and thereupon the Redemption Price of such Shares shall be paid to the order of the holder of record of the Shares represented by such certificate or certificates and each surrendered certificate shall be cancelled, and such Shares shall be retired and shall not be reissued.

     6.     Voting.  Except as otherwise provided by the Delaware General
            ------
Corporation Law and in this Section, the holders of Series A Preferred Stock shall have no voting rights whatsoever. Without the consent of the holders of at least a majority of the number of shares of Series A Preferred Stock at the time outstanding and eligible to vote, given in person or by proxy, either in writing or at a meeting called for the purpose at which the holders of Series A Preferred Stock shall vote as a class, neither the Certificate of Incorporation nor the Certificate of Designation relating to the Series A Preferred Stock shall be changed, nor shall the Board of Directors take any action, so as to affect adversely the rights and preferences of the Series A Preferred Stock as set forth herein.

     7.     Conversion.
            ----------

            (a) Conversion Rights.  During a period of seven (7) months,
                -----------------
commencing on the 1st day following the six (6) month anniversary of the consummation of an Initial Public Offering of the Corporation's common stock (the "Conversion Period"), each holder of the Series A Preferred Stock will have the right to convert all (but not less than all) of its Shares of Series A Preferred Stock into common stock of the Corporation. Each share of Series A Preferred Stock held by each holder will be converted into the number of common shares, rounded to the ninth decimal place, determined by dividing 100 by a fraction, the numerator of which is 35.0 million and the denominator of which is the quotient of 1,000 divided by one minus the "Investment Percentage," where the Investment Percentage is a fraction, the numerator of which is the sum of
(a) the number of shares of Series A Preferred Stock issued multiplied by 100 plus (b) 3.0 million and the denominator of which is 35.0 million (as adjusted for stock dividends, stock splits, reverse stock splits and any other stock combination or division). Holders of the Series A Preferred Stock who exercise the

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foregoing conversion right shall have no right to receive any accrued, but unpaid dividends. No fractional shares of common stock shall be issued; instead a cash payment will be made in lieu of the issuance of any fractional shares of common stock. Any shares of Series A Preferred Stock which are not converted to common stock during the Conversion Period will remain outstanding until redeemed by the Corporation.

     (b) Conversion Procedures.  Any holder of Series A Preferred Stock
         ---------------------
wishing to exercise the foregoing conversion right shall give written notice thereof to the Corporation (the "Conversion Notice"). Upon receipt of the Conversion Notice, the Corporation shall set a date for the conversion of the Series A Preferred Stock, which date shall be not more than thirty (30) days from the date of the Conversion Notice (the "Conversion Date"). All rights of a holder of the Series A Preferred Stock as a preferred stockholder of the Corporation by reason of the ownership of Series A Preferred Shares shall cease at the close of business on the Conversion Date, except the right to receive, on presentation and surrender of the certificate or certificates for the Series A Preferred Stock, the shares of common stock into which the Series A Preferred Stock is converted and cash payments, if any, in lieu of fractional shares, as provided for in the preceding paragraph of this Section, and after the Conversion Date such Shares shall not be deemed to be outstanding. From and after the Conversion Date, the holders of the Series A Preferred Stock shall have the rights of common stockholders, including the right to one vote for each share of common stock held by such holder or that such holder is entitled to receive upon presentation and surrender of certificates for shares of Series A Preferred Stock as provided for in the preceding sentence, but such holders shall have no rights as preferred stockholders, including without limitation, the redemption rights described in paragraph 5 hereof.

     8.     Anti-Dilution.  If the Corporation, after the date hereof and before
            -------------
the end of the Conversion Period, issues common stock or warrants or options exercisable for common stock (other than pursuant to any employee stock option plan or director stock plan approved by the Board of Directors of the Company), and the price per share at which such shares, warrants or options are issued (the "New Share Price") multiplied by the aggregate number of issued and outstanding common shares (determined on a fully diluted basis, but excluding those shares then being issued or which are issuable pursuant to warrants or options then being issued) is less than $35.0 million, then the outstanding shares of Series A Preferred Stock shall become convertible into such aggregate number of shares of common stock equal to a fraction, the numerator of which is the number of outstanding shares of Series A Preferred Stock multiplied by 100 and the denominator of which is the New Share Price.

ATTEST:                                   ALLIN COMMUNICATIONS CORPORATION


                                          By:
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                                          Name Printed:
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                                          Title:
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